Exhibit 99.1

Barnes & Noble Announces Second Quarter Results: Comparable Store
Sales Increases 5.6%; EPS Exceeds Estimates; Increases Booksellers Full Year Guidance

    NEW YORK--(BUSINESS WIRE)--Aug. 21, 2003--Barnes & Noble, Inc. (NYSE: BKS), the world's largest bookseller, today reported financial results for the second quarter ended August 2, 2003.

    Barnes & Noble Booksellers

    For the second quarter, sales were $977.6 million and net earnings were $12.7 million or $0.19 per share, exceeding previously issued guidance of $0.10 to $0.14.

    -- Barnes & Noble store sales were $912.6 million for the quarter. Comparable store sales increased 5.1% for the month of July and 5.6% for the second quarter. The company opened nine new Barnes & Noble stores and closed five locations ending the quarter with 634 stores.

    -- B. Dalton sales, which comprise approximately 5.0% of total bookstore sales, were $51.3 million for the quarter, a decrease of (12.9)%. Comparable store sales increased 0.8% for the month of July and 0.7% for the second quarter. The company closed 11 B. Dalton stores ending the quarter with 234 stores.

    "Sales were strong throughout the entire second quarter," said Steve Riggio, chief executive officer of Barnes & Noble, Inc. "We are pleased to see that hardcover book sales are buoyant again, which is increasing traffic in our stores. Due to current sales trends and a strong fall line up of hardcover releases, we are increasing our sales forecast for the balance of the year."

    The company expects third quarter comparable store sales at Barnes & Noble stores to range from 2.0% to 4.0%. Based upon these projections, the company expects earnings to range from $0.05 to $0.09 per share for the quarter, versus an equivalent $0.02 for the same period last year.

    Due to improved sales trends, the company is raising full year comparable store sales guidance to a range of 1.0% to 2.0%. Full year earnings are expected to range from $1.66 to $1.70 per share, versus an equivalent $1.52 for the same period last year.

    GameStop

    GameStop, the nation's largest video game and entertainment software specialty retailer, reported a comparable store sales decrease of (4.7)% during the quarter. GameStop sales were $305.7 million for the quarter, an increase of 11.5%. The company's share of net earnings for the second quarter (based upon Barnes & Noble, Inc.'s basic ownership interest of approximately 63%) was $4.2 million or $0.06 per share.

    GameStop expects third quarter comparable store sales to range from (5.0)% to flat. The company's share of net earnings in GameStop is expected to range from $0.08 to $0.09 per share for the third quarter of 2003, versus an equivalent $0.09 for the same period last year.

    The company's share of net earnings in GameStop is expected to range from $0.48 to $0.50 per share for the full year, versus an equivalent $0.43 for the same period last year.

    Barnes & Noble.com

    Barnes & Noble.com reported a second quarter EBITDA (earnings before interest, taxes, depreciation and amortization) loss of $(7.5) million, a 41.0% improvement from the second quarter 2002 EBITDA loss. The net loss was $(14.2) million, a 31.2% improvement from the second quarter of 2002. The company continued to realize greater efficiencies across its operations, reducing total operating expenses 14.1% quarter-over-quarter.

    The company's share of net losses for Barnes & Noble.com was $(3.2) million or $(0.05) per share for the quarter.

    The company expects to complete the acquisition of Bertelsmann's interest in Barnes & Noble.com in mid-September. The company's share of third quarter net losses in Barnes & Noble.com is expected to be in the range of $(0.11) to $(0.12) per share, including the greater ownership position due to the acquisition of Bertelsmann's interest.

    The company's share of full-year net losses in Barnes & Noble.com is expected to be in the range of $(0.23) to $(0.25) per share, including the greater ownership position due to the acquisition of Bertelsmann's interest.

    Consolidated

    Consolidated net earnings for the second quarter were $13.7 million or $0.20 per diluted share compared with $1.4 million or $0.02 per share, including a non-cash write off of $(0.11) per share, in the previous year.

    Consolidated results for the third quarter are expected to range from $0.01 to $0.07 per share, based upon a share count of approximately 68 million shares.

    Full year results are expected to range from $1.89 to $1.97 per share based upon a share count of approximately 77 million shares.

    A conference call with Barnes & Noble, Inc.'s management will be simulcast on the Web at (www.companyboardroom.com) beginning at 11 A.M. ET on Thursday, August 21, 2003, and is accessible at
(http://www.barnesandnobleinc.com/financials), where it will be archived until September 19, 2003.

    The next scheduled press release will be the August sales release on September 4, 2003.

    ABOUT BARNES & NOBLE, INC.

    Barnes & Noble, Inc. (NYSE: BKS) is the world's largest bookseller, operating 634 Barnes & Noble stores in 49 states. It also operates 234 B. Dalton Bookseller stores, primarily in regional shopping malls. The company offers titles from more than 50,000 publisher imprints, including thousands of small, independent publishers and university presses. It conducts its e-commerce business through Barnes & Noble.com (NASDAQ: BNBN) (http://www.bn.com).

    Barnes & Noble also has approximately a 63% interest in GameStop (NYSE: GME), the nation's largest video game and entertainment software specialty retailer with 1,393 stores.
    General financial information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate Web site: http://www.barnesandnobleinc.com/financials.

    SAFE HARBOR

    This press release contains "forward-looking statements." Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company's products, possible disruptions in the company's computer or telephone systems, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company's online and other initiatives, the successful integration of acquired businesses, unanticipated increases in merchandise or occupancy costs, unanticipated adverse litigation results or effects, product shortages, and other factors which may be outside of the company's control. Please refer to the company's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.




                 BARNES & NOBLE, INC. AND SUBSIDIARIES
                        Second Quarter Summary
               ($ in millions, except per share amounts)


                           13 weeks ended          26 weeks ended
                       ----------------------  -----------------------
                        August 2,   August 3,   August 2,  August 3,
                          2003        2002        2003       2002
                       ----------- ----------  ---------- ------------
BARNES & NOBLE RETAIL
 OPERATIONS

BARNES & NOBLE BOOKSELLERS
(Bookstores - includes
Calendar Club and
Sterling Publishing)

   Sales                     $978          885      1,841       1,747

   Operating profit            26           24         24           5
   Depreciation and
    amortization               32           31         65          62
   Impairment charge            -            -          -          25
                       -----------   ----------  ---------- ----------
   EBITDA (operating
    profit + depreciation
    and amortization +
    impairment charge)         58           55         89          92
                       ===========   ==========  ========== ==========

   EPS                       0.19         0.16       0.14        0.16

GAMESTOP
(Video Game & Entertainment
Software Stores)
   Sales                      306          274        627         546

   Operating profit            11           10         22          19
   Depreciation and
    amortization                6            6         13          11
                       -----------   ----------  ---------- ----------
   EBITDA (operating
    profit + depreciation
    and amortization)          17           16         35          30
                       ===========   ==========  ========== ==========

   Barnes & Noble,
    Inc.'s percentage
    ownership in
    GameStop (basic)         63.4%        63.3%      63.3%       64.8%
                       -----------   -----------  --------- ----------
   Barnes & Noble,
    Inc.'s portion of
    GameStop's EBITDA          11           10         22          19
                       =========== =============  ========= ==========


   EPS                       0.06         0.06       0.12        0.11

TOTAL RETAIL EPS             0.25         0.22       0.26        0.27


INVESTING ACTIVITIES

   Share of net losses
    of Barnes & Noble.com   (0.05)       (0.07)     (0.09)      (0.13)

   Share of net loss
    from other investments      -        (0.13)         -       (0.14)
                       ----------- -------------  --------- ----------
CONSOLIDATED EPS BEFORE
 GEMSTAR IMPAIRMENT CHARGE   0.20         0.02       0.17           -

   Impairment charge (Gemstar
    International Ltd.)(1)      -            -          -       (0.22)
                       ----------- -------------  --------- ----------

CONSOLIDATED EPS            $0.20         0.02       0.17       (0.22)
                       =========== =============  ========= ==========


Weighted average shares
 outstanding           66,703,000   69,739,000 66,260,000  67,332,000


(1) In fiscal 1998, Barnes & Noble, Inc. purchased an investment in NuvoMedia, Inc. for $4.8 million. In fiscal 1999, NuvoMedia was acquired by Gemstar International Ltd. (Gemstar). In connection with this sale, Barnes & Noble, Inc. recognized a pre-tax gain of $22.4 million (which was recorded as stock in Gemstar). As a result of Gemstar's financial difficulties, the Company believed that the decline in the value of its investment in Gemstar was other than temporary, and recorded an impairment charge in the first quarter of fiscal 2002. The investment was sold in the second quarter of fiscal 2002.






                 BARNES & NOBLE, INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
             (thousands of dollars, except per share data)

---------------------------------------------- -----------------------
                           13 weeks ended          26 weeks ended
                       ----------------------- -----------------------
                        August 2,   August 3,   August 2,  August 3,
                          2003        2002        2003        2002
                       ----------- ----------- ---------- ------------

Sales                  $1,283,243   1,159,214   2,468,848   2,292,340
Cost of sales and
 occupancy                946,270     853,054   1,831,230   1,703,044
                       ----------- ----------- ----------- -----------
   Gross profit           336,973     306,160     637,618     589,296
                       ----------- ----------- ----------- -----------
Selling and
 administrative
 expenses                 259,184     233,687     509,857     464,231
Depreciation and
 amortization              39,246      36,620      78,286      72,370
Pre-opening expenses        2,458       2,250       3,960       4,000
Impairment charge               -           -           -      25,328
                       ----------- ----------- ----------- -----------
   Operating profit        36,085      33,603      45,515      23,367
Interest expense, net      (4,710)     (4,960)     (9,353)    (10,366)
Equity in net loss of
 Barnes & Noble.com        (5,404)     (7,469)    (10,376)    (14,904)
Other expense, net              -     (14,685)          -     (16,498)
                       ----------- ----------- ----------- -----------
    Income (loss) before
     taxes and minority
     interest              25,971       6,489      25,786     (18,401)
Income taxes               10,454       2,821      10,379      (7,406)
                       ----------- ----------- ----------- -----------
    Income (loss) before
     minority interest     15,517       3,668      15,407     (10,995)
Minority interest          (1,854)     (2,239)     (3,770)     (3,897)
                       ----------- ----------- ----------- -----------
     Net income (loss)     13,663       1,429      11,637     (14,892)
                       =========== =========== =========== ===========

Income (loss) per
 common share:
     Basic                  $0.21        0.02        0.18       (0.22)
     Diluted                $0.20        0.02        0.17       (0.22)


Weighted average common shares
 outstanding
     Basic             64,851,000  67,413,000  64,859,000  67,332,000
     Diluted           66,703,000  69,739,000  66,260,000  67,332,000


Percentage of sales:
Sales                       100.0%      100.0%      100.0%      100.0%
Cost of sales and
 occupancy                   73.7%       73.6%       74.2%       74.3%
                       ----------- ----------- ----------- -----------
   Gross profit              26.3%       26.4%       25.8%       25.7%
                       ----------- ----------- ----------- -----------
Selling and
 administrative
 expenses                    20.2%       20.1%       20.7%       20.3%
Depreciation and
 amortization                 3.1%        3.2%        3.2%        3.2%
Pre-opening expenses          0.2%        0.2%        0.2%        0.2%
Impairment charge             0.0%        0.0%        0.0%        1.1%
                       ----------- ----------- ----------- -----------
   Operating profit           2.8%        2.9%        1.8%        1.0%
Interest expense, net        -0.4%       -0.4%       -0.4%       -0.5%
Equity in net loss of
 Barnes & Noble.com          -0.4%       -0.7%       -0.4%       -0.6%
Other expense, net            0.0%       -1.3%        0.0%       -0.7%
                       ----------- ----------- ----------- -----------
    Income (loss) before
     taxes and minority
     interest                 2.0%        0.5%        1.0%       -0.8%
Income taxes                  0.8%        0.2%        0.4%       -0.3%
                       ----------- ----------- ----------- -----------
    Income (loss) before
     minority interest        1.2%        0.3%        0.6%       -0.5%
Minority interest            -0.1%       -0.2%       -0.1%       -0.2%
                       ----------- ----------- ----------- -----------
     Net income (loss)        1.1%        0.1%        0.5%       -0.7%
                       =========== =========== =========== ===========





                 BARNES & NOBLE, INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
             (thousands of dollars, except per share data)

----------------------------------------------------------------------
                                     August 2,  August 3,  February 1,
                                      2003        2002        2003
                                     --------- ----------- -----------
                                          (unaudited)

         ASSETS
Current assets:
   Cash and cash equivalents           $170,205     205,000   267,642
   Receivables, net                      71,611      55,210    66,948
   Barnes & Noble.com receivable         32,411      45,112    55,174
   Merchandise inventories            1,434,719   1,395,971 1,395,872
   Prepaid expenses and other current
    assets                              107,735     112,637   101,232
                                     ----------- ---------- ----------
        Total current assets          1,816,681   1,813,930 1,886,868
                                     ----------- ---------- ----------

Property and equipment:
   Land and land improvements             3,247       3,247     3,247
   Buildings and leasehold
    improvements                        498,472     471,734   495,499
   Fixtures and equipment               985,475     881,015   936,136
                                     ----------- ---------- ----------
                                      1,487,194   1,355,996 1,434,882
   Less accumulated depreciation and
    amortization                        875,052     754,720   812,579
                                     ----------- ----------- ---------
      Net property and equipment        612,142     601,276   622,303
                                     ----------- ----------- ---------

Goodwill                                394,448     341,081   390,396
Intangible assets, net                   47,220           -    48,176
Investment in Barnes & Noble.com         14,378      33,313    23,280
Other noncurrent assets                  23,766      25,504    24,404
                                     ----------- ---------- ----------
   Total assets                      $2,908,635   2,815,104 2,995,427
                                     =========== ========== ==========

    LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                    $704,774     726,020   710,907
   Accrued liabilities                  408,582     344,504   520,541
                                     ----------- ---------- ----------
      Total current liabilities       1,113,356   1,070,524 1,231,448
                                     ----------- ---------- ----------

Long-term debt                          319,000     355,000   300,000
Deferred income taxes                   119,853     115,207   119,823
Other long-term liabilities             115,838     106,880   115,415

Minority interest                       197,396     184,719   200,951

Shareholders' equity:
   Common stock; $.001 par value;
    300,000,000 shares authorized;
    73,873,637, 72,856,628 and 73,110,740
    shares issued, respectively              74          73        73
   Additional paid-in capital           838,049     823,896   828,522
   Accumulated other comprehensive
    loss                                (11,095)       (628)  (11,064)
   Retained earnings                    403,269     276,810   391,650
   Treasury stock, at cost,
    8,807,700, 5,504,700 and
    8,502,700 shares, respectively     (187,105)   (117,377) (181,391)
                                     ----------- ---------- ----------
      Total shareholders' equity      1,043,192     982,774 1,027,790
                                     ----------- ---------- ----------
Commitments and contingencies                 -           -         -
                                     ----------- ---------- ----------
   Total liabilities and
    shareholders' equity             $2,908,635   2,815,104 2,995,427
                                     ===========  ========= ==========

    CONTACT: Barnes & Noble, Inc.
             Media Contact:
             Mary Ellen Keating, Senior Vice President,
             Corporate Communications, 212-633-3323
             Investor Contact:
             Joseph J. Lombardi, Chief Financial Officer, 212-633-3215